EXHIBIT 5.1
                                   June 23, 2000
GoHealth.MD, Inc.
2051 Springdale Road
Cherry Hill, NJ 08003

Dear Sirs:

     We have acted as counsel to GoHealth.MD, Inc., a corporation formed under the laws of the State of Nevada (the "Company"), in connection with a Registration Statement filed by the Company on Form SB-2 relating to the sale by selling shareholders of an aggregate of 2,385,500 shares ("Shares") of the Company's, $.01 par value, common stock ("Common Stock"), which Shares consist of 1,090,000 shares ("Owned Shares") of Common Stock held by certain selling shareholders and 1,295,500 shares ("Warrant and Option Shares") of Common Stock which may be acquired by certain selling shareholders upon exercise of warrants ("Warrants") and options ("Options") issued by the Company.

     As counsel to the Company and for purpose of rendering this opinion, we have examined originals or certified or photostatic copies of such corporate records of the Company and other instruments, opinions and documents as we have deemed relevant or necessary as a basis for the opinion hereinafter expressed. We have assumed without investigation the authenticity of any document submitted to us as an original, the conformity to the originals of any document submitted to us as a copy, the authenticity of the originals of such latter documents, the genuineness of all signatures, and the legal capacity of natural persons.

     On the basis of the foregoing and having regard to such legal considerations as we have deemed relevant, it is our opinion that : (i) the Owned Shares are legally issued, fully paid and nonassessable, and (ii) the Warrant and Option Shares issuable upon exercise of the Warrants and Options will be legally issued, fully paid and nonassessable upon the due execution, authentication and delivery of the certificates of Common Stock upon the due exercise, including the payment of the exercise price, of the Warrants and Options in accordance with the respective terms of the Warrants and Options.

     We consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references made to us under the caption "LEGAL MATTERS" in the Prospectus contained in the Registration Statement.
This consent is not to be construed as an admission that we are persons whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

Very truly yours,

 /s/ Hale & Schenkman
Hale & Schenkman

RUS/nml